Code of Ethics

Code of Ethics for The Chief Executive Officer and Principal Financial Officer

December 3, 2007
This Code of Ethics for the Chief Executive Officer and Financial Officer (the “Code of Ethics”) governs the conduct of the Chief Executive Officer, Chief Financial Officer, or person performing similar functions of Brittany Development, Inc., to be known as North Horizon, Inc. (the “Company”).  This Code of Ethics is designed to deter wrongdoing and to promote ethical and legal behavior by the Company’s Chief Executive Officer and Chief Financial Officer.

The Chief Executive Officer and Chief Financial Officer are responsible for

- Acting with honesty and integrity, and avoiding actual or apparent conflicts of interest involving personal and professional relationships;
- Disclosing to the general counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
- Ensuring that the Company’s disclosure controls and procedures function properly and providing officials of the Company information that is full, fair, accurate, complete, objective, timely and understandable for inclusion in filings the Company makes with the Securities and Exchange Commission and in other public communications made by the Company;
- Complying with laws, rules, and regulations of U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies to which the Company is subject; and
- Reporting to the general counsel any violations of this Code of Ethics of which each such person is aware.

The waiver of any duty or responsibility set forth in this Code of Ethics must be made by the Board of Directors of the Company and will be reported in a public filing with the Securities and Exchange Commission within two business days after such waiver is granted.

ACKNOWLEDGMENT
This is to acknowledge receipt of the Code of Ethics for the Chief Executive Officer and Chief Financial Officer.  I understand that failure to adhere to the principles and responsibilities set forth in this Code of Ethics may result in disciplinary action, including reprimand, warnings, suspension, demotion, salary reduction, restitution and/or discharge, as well as possible legal penalties.

/s/ Wallace Boyack	/s/ Wallace Boyack

Wallace Boyack	Wallace Boyack
Chief Executive Officer	Chief Financial Officer
December 3, 2007	December 3, 2007